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The Board of Directors
Airgas, Inc.


We consent to the inclusion of our report dated July 25, 1995, with respect to the combined balance sheet of Red-D-Arc Limited, Red-D-Arc Inc. and Red-D-Arc Leasing Ltd. as of December 31, 1994, and the combined statements of income and retained earnings and changes in financial position for the year then ended, which report appears in the Form 8-K of Airgas, Inc. dated November 28, 1995.

                                     CIPOLLA, BARTENS & MONACHINO
                                     Chartered Accountants

Hamilton, Ontario
November 28, 1995
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